Via Email to Michelle Clery at mclery@prosysis.com

March 18, 2010

Prosys Information Systems, Inc.
4900 Avalon Ridge Parkway
Norcross, GA 30071

New Prosys Corp.
4900 Avalon Ridge Parkway
Norcross, GA 30071

RE: Notice of Default and Waiver

Dear Ms. Clery

Reference is made to that certain Agreement for Wholesale Financing by and between ProSys Information Systems, Inc. and New ProSys Corp. (individually and collectively, "Dealer" and GE Commercial Distribution Finance Corporation ("CDF'') dated as of October 14, 2005 and that certain Business Financing Agreement by and between Dealer and CDF dated as of October 14, 2005, and all amendments, program letters, agreements and other documents executed in connection therewith (collectively, the "Agreement").  Any guarantor of Dealer's obligations under the Agreement is hereby notified of the matters contained herein and any demand made upon Dealer hereunder is likewise made upon any such guarantor.

CDF hereby notifies you that Dealer is in breach of the Agreement due to the following events: (i) Dealer has failed to maintain a Tangible Net Worth and Subordinated Debt in the combined amount of not less than $9,000,000.00, pursuant to Dealer's financial statement for the period ending on December 31, 2009, Dealer's actual Tangible Net Worth and Subordinated Debt for that period was equal to ($5,100,000.00); and (ii) there has been a Default or an Event of Default by Parent under the Parent Credit Agreement, pursuant to Parent's financial statements for the periods ending on January 31, 2010, and February 28, 2010.  Parent's Latin America subsidiary transferred cash in excess of the amount allowed under the Parent Credit Agreement (the "Existing Defaults''). Such violations of the terms of the Agreement constitute Defaults thereunder.

As a result of Dealer being fully compliant with the covenant requirements as of the date of this letter, CDF will waive its rights and remedies under the Agreement and/or applicable law with respect to the Existing Defaults conditioned upon (i) Dealer's payment of a waiver fee in an amount acceptable to CDF, (ii) the accuracy of the financial statements submitted by Dealer; and (iii) the existence of no other Default at any time.  Such waiver does not apply to any other Default.

Should you have any questions relating to the above described Existing Defaults, or the requirements of your future performance under the Agreement, please contact the undersigned at 770-850'4009 at your earliest convenience.

Sincerely,

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By:	/s/ Scott Hunt
Scott Hunt
Portfolio Manager

Cc:	David J. Lynch
Ron Usselman
krzasa@prosysis.com
bmeyer@bellmicro.com
ahughes@bellmicro.com